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EXHIBIT 21


                         SUBSIDIARIES OF INTERLEAF, INC.


1.  Avalanche Development Company

2.  Interleaf Australia Pty. Ltd.

3.  Interleaf Benelux, N.V./S.A.

4.  Interleaf Canada, Inc.

5.  Interleaf Foreign Sales Corp.

6.  Interleaf France, S.A.

7.  Interleaf GmbH

8.  Interleaf Japan, Inc.

9.  Interleaf Securities Corp.

10. Interleaf Switzerland, S.A.

11. Interleaf U.K. Ltd.

12. Interleaf World Trade, Inc.

13. PDR Automated Systems and Publications, Inc.

14. Interleaf Italia S.r.l.